Exhibit (a)(1)(A)

OFFER TO PURCHASE

BY

SCHOLASTIC CORPORATION

Up to $200 Million of its Shares of Common Stock, par value $0.01,

at a Cash Purchase Price Not More than $40.00 per Share Nor Less than $36.00 per Share

CUSIP: 807066105

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 20, 2026, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Scholastic Corporation, a Delaware corporation (“Scholastic,” the “Company,” “we,” “us” or “our”), is offering to purchase up to $200 million in aggregate purchase price of our issued and outstanding shares of Common Stock, par value $0.01 per share (each, a “Share,” and collectively, the “Shares”), at a price calculated as described herein that is not greater than $40.00 nor less than $36.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with this Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. We will select this single per Share price (the “Purchase Price”) as the lowest single purchase price (in increments of $0.50), not greater than $40.00 nor less than $36.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not to exceed $200 million, or all Shares properly tendered and not properly withdrawn in the event that less than $200 million in aggregate purchase price of Shares are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Purchase Price, including Shares tendered at a price lower than the Purchase Price, subject to “Odd Lot” priority, proration and the conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares having an aggregate value of $200 million or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date. Only Shares properly tendered and not properly withdrawn will be purchased; however, because of “Odd Lot” priority, proration, and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if Shares having an aggregate purchase price in excess of $200 million are properly tendered (and not properly withdrawn). Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $200 million in aggregate purchase price of Shares is tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Sections 1 and 15.

As of March 18, 2026, we had 20,460,109 issued and outstanding Shares and 828,100 issued and outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”). Shares of Class A Common Stock are exchangeable for Shares at a one-to-one ratio. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $36.00 per Share, the minimum Purchase Price pursuant to the Offer, the approximate number of Shares that would be purchased pursuant to the Offer is 5,555,555. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $40.00 per Share, the maximum Purchase Price pursuant to the Offer, the approximate number of Shares that would be purchased pursuant to the Offer is 5,000,000.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the Nasdaq Stock Market (“Nasdaq”) under the trading symbol “SCHL”. On March 20, 2026, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $37.25 per Share, which is above the $36.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

We intend to pay for the Shares with a combination of our available cash balances on hand and borrowings under our revolving credit facility. The Offer is not subject to any financing condition. See Section 7 and Section 9.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, J.P. MORGAN SECURITIES LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

J.P. Morgan

Offer to Purchase dated March 23, 2026

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on April 20, 2026 (unless the Offer is extended):

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

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if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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We are not offering, as part of the Offer, to purchase any vested stock options outstanding under the Company’s Amended and Restated 2007 Outside Directors Stock Incentive Plan (“2007 Plan”), the 2011 Stock Incentive Plan, as amended (“2011 Plan”), the 2021 Stock Incentive Plan (“2021 Plan”), or the 2017 Outside Directors Stock Incentive Plan (“2017 Plan”) (collectively, the “Equity Incentive Plans”) that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under the Equity Incentive Plans, you may, subject to the requirements of the applicable Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

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We are not offering, as part of the Offer, to purchase restricted stock units (“RSUs”) or performance-based stock units (“PSUs”) outstanding under any Equity Incentive Plan or the Scholastic Corporation Management Stock Purchase Plan (“MSPP”) that have not vested (or been earned in the case of PSUs) or that are subject to restrictions as of the Expiration Date, and tenders of such unvested RSUs or unearned PSUs will not be accepted. If you are a holder of RSUs or PSUs outstanding under any Equity Incentive Plan or the MSPP, you may only tender the Shares underlying such awards if they have vested (or been earned in the case of PSUs) and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

If you are tendering Shares under the Scholastic Corporation 401(k) Savings and Retirement Plan, you must follow the procedures under such Plan to tender Shares within the time period described in the separate instructions that you will receive.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Pursuant to the Offer.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $36.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at $36.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

The Dealer Manager is acting exclusively for the Company and no one else in connection with this Offer to Purchase and the Offer and will not regard any other person (whether or not a recipient of this Offer to Purchase) as its client in relation to this Offer to Purchase or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this Offer to Purchase or any other transaction, arrangement or other matter referred to in this Offer to Purchase as relevant. Neither the Dealer Manager nor any persons associated or affiliated with the Dealer Manager accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification, or for any other statement made or purported to be made by or on behalf of it, the Company or the Company’s directors in connection with the Company and/or the Offer, and the Dealer Manager accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise be found to have in respect of this Offer to Purchase or any such statement.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the accompanying Letter of Transmittal and other related materials as may be amended or supplemented from time to time. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, Scholastic Corporation, a Delaware corporation, is offering to purchase your Shares. See Section 1.

What is Scholastic offering to purchase?

We are offering to purchase up to $200 million of our shares based on the Purchase Price. See Section 1.

In accordance with the rules of the SEC, if more than $200 million in aggregate purchase price of Shares is tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders and is a prudent use of our financial resources and that a prompt deployment of our investable cash for this purpose is in the best interests of our shareholders. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company. See Section 2.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $200 million of Shares based on the Purchase Price in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time. We will select the lowest single purchase price, not greater than $40.00 nor less than $36.00 per Share, that will allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $200 million. All Shares purchased in the Offer will be purchased at the Purchase Price, including Shares tendered at a price lower than the Purchase Price, subject to “Odd Lot” priority, proration and the conditional tender provisions described in this Offer to Purchase.

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As of, March 18, 2026, we had 20,460,109 issued and outstanding Shares and 828,100 issued and outstanding shares of Class A Common Stock. Shares of Class A Common Stock are exchangeable for Shares at a one-to-one ratio. At the minimum Purchase Price of $36.00 per Share, we would purchase 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 27.2% of our outstanding Shares, or 26.1% of our outstanding Shares (assuming conversion of all shares of Class A Common Stock), as of March 18, 2026. At the maximum Purchase Price of $40.00 per Share, we would purchase 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 24.4% of our outstanding Shares, or 23.5% of our outstanding Shares (assuming conversion of all shares of Class A Common Stock), as of March 18, 2026. If the Offer is fully subscribed at the minimum Purchase Price, we would have approximately 14,904,554 Shares outstanding immediately following the purchase of Shares tendered in the Offer (using our issued and outstanding shares as of March 18, 2026). If the Offer is fully subscribed at the maximum Purchase Price, we would have approximately 15,460,109 Shares outstanding immediately following the purchase of Shares tendered in the Offer (using our issued and outstanding shares as of March 18, 2026). The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer, as well as the Purchase Price for such Shares. As of March 18, 2026, an aggregate of approximately 788,542 Shares remained available for future awards under the Equity Incentive Plans, and approximately 1,586,188 Shares were subject to currently outstanding options and other share-based awards (assuming payout at 100% for awards with open performance periods) and there were 828,100 shares of Class A Common Stock outstanding. See Section 12.

We reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. In accordance with the rules of the SEC, if more than $200 million purchase price of Shares is tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition; however, the Offer is subject to certain other conditions. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $36.00 to $40.00 per Share. We will select the single lowest purchase price (in increments of $0.50), not greater than $40.00 nor less than $36.00 per Share, that will allow us to purchase up to $200 million in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered will be purchased if Shares having an aggregate purchase price in excess of $200 million are properly tendered and not properly withdrawn.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Pursuant to the Offer” (in the section captioned “Price Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares will be deemed to have been tendered at the minimum price of $36.00 per Share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your Shares being purchased at $36.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on Nasdaq on March 20, 2026, the last full trading day prior to the commencement of the Offer, which was $37.25 per Share, and could be below the last reported sale price of the Shares on Nasdaq on the Expiration Date. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “Odd Lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all holders of Shares who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we pay for the Shares?

The maximum value of Shares purchased in the Offer will be $200 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $205 million. We intend to pay for the Shares with a combination of our available cash balances on hand and borrowings under our revolving credit facility. See Section 9.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 5:00 p.m., New York City time, on April 20, 2026, unless we extend or terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. If we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15. We can also terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the terms of the Offer by making a public announcement of the amendment and filing our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”, and disseminate additional documents to our shareholders, as we determine necessary). See Section 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:

•	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

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no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the U.S. over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred since March 20, 2026;

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no decrease of more than 10% in the sale price of the Shares on Nasdaq or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured as of the close of trading and from the close of trading on March 20, 2026, the last full trading day prior to the commencement of the Offer, shall have occurred;

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no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, involving the United States, on or after March 20, 2026 shall have occurred nor shall any material escalation of any war or armed hostilities which had commenced prior to March 20, 2026 have occurred;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred since March 20, 2026;

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no change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred or, in the case of any of the foregoing existing at the time of the commencement of the Offer, shall have materially accelerated or worsened;

•	no person shall have proposed, announced or taken actions that could lead to the acquisition of us or a change of control transaction;

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no change or changes in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred or shall have been threatened on or after March 20, 2026 that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or that could materially adversely affect the benefits of the Offer to us; and

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we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from Nasdaq or be eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

The Offer is not conditioned on any minimum number of Shares being tendered, and the Offer is not subject to a financing condition.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary, at the address appearing on the back cover page of this Offer to Purchase;

•	if you are a Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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we are not offering, as part of the Offer, to purchase any vested stock options outstanding under any Equity Incentive Plan that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under any Equity Incentive Plan, you may, subject to the requirements of the applicable Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason; or

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we are not offering, as part of the Offer, to purchase RSUs or PSUs outstanding under any Equity Incentive Plan or the MSPP that have not vested (or been earned in the case of PSUs) or that are subject to restrictions as of the Expiration Date, and tenders of such unvested RSUs or unearned PSUs will not be accepted. If you are a holder of RSUs or PSUs outstanding under an Equity Incentive Plan or the MSPP, you may only tender the Shares underlying such awards if they have vested (or been earned in the case of PSUs) and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

If you are in any doubt as to the action you should take, it is recommended that you seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

How do participants who hold Shares in the Scholastic Corporation 401(k) Savings and Retirement Plan who invest in Shares that are held by the plan trustee participate in the Offer?

Participants in the Scholastic Corporation 401(k) Savings and Retirement Plan whose Shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of Shares held in the plan account but instead must follow the separate instructions that will be sent to plan participants from the trustee of the plan. These instructions will require a plan participant who wishes to tender Shares held under the plan to complete and execute a Direction Form provided with the separate instructions. The separate instructions will include instructions as to where to send the Direction Form. For administrative reasons, the deadline for submitting Direction Forms will be earlier than the Expiration Date of the Offer. Participants in the plan should confirm their deadlines by carefully reading the materials provided to them by the plan trustee.

Notwithstanding anything to the contrary in this Offer to Purchase, participation in the Odd Lot tender option and conditional tenders are not permissible with respect to the tender of any Shares under the Scholastic Corporation 401(k) Savings and Retirement Plan.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. You may also withdraw your previously tendered shares at any time after 12:00 midnight, at the end of the day, New York City time, on May 15, 2026, the 40th business day after commencement of the Offer, unless such shares have been accepted for payment as provided in the Offer. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4. If you participate in the Scholastic Corporation 401(k) Savings and Retirement Plan and are invested in Shares that are held by the trustee of the plan you will need to carefully review the materials provided by the trustee for instruction on how to effect a withdrawal of your instructions to tender Shares.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and $200 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $200 million in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

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first, we will purchase Odd Lots (as defined in Section 1) of fewer than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

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second, after purchasing all Odd Lots that were properly tendered, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

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third, only if necessary to permit us to purchase $200 million in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

We may not purchase all of the Shares that you tender, even if Shares having an aggregate purchase price in excess of $200 million are properly tendered (and not properly withdrawn), including because of “Odd Lot” priority, proration and conditional tender provisions in this Offer to Purchase. See Section 1 and Section 6.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you carefully read the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial, legal or tax advisors.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on Nasdaq and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We will pay the Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including the preliminary Purchase Price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the final Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested but unexercised stock options outstanding under an Equity Incentive Plan, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any vested stock options outstanding under any Equity Incentive Plan that have not been exercised, and tenders of such stock options will not be accepted. If you are a holder of vested but unexercised stock options outstanding under an Equity Incentive Plan, you may, subject to the requirements of the applicable Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

If I am a holder of RSUs or PSUs, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase RSUs or PSUs outstanding under any Equity Incentive Plan or the MSPP that have not vested (or been earned in the case of PSUs) or that are subject to restrictions as of the Expiration Date, and tenders of such unvested RSUs or unearned PSUs will not be accepted. If you are a holder of RSUs or PSUs outstanding under an Equity Incentive Plan or the MSPP, you may only tender the Shares underlying such awards if they have vested (or been earned in the case of PSUs) and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date. See Section 3.

Can I tender shares in the Offer held in my Scholastic Corporation Employee Stock Purchase Plan (“ESPP”) account?

If you have previously purchased shares as a participant in our ESPP, then you may tender some or all of such shares, subject to the terms of the ESPP. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on Nasdaq under the symbol “SCHL.” On March 20, 2026, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $37.25 per Share, which is above the $36.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a Non-U.S. Holder (as defined in Section 14), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 14 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. Special tax consequences may apply with respect to Shares tendered through the Scholastic Corporation 401(k) Savings and Retirement Plan or by individuals who exercise stock options or participate in the Company’s ESPP.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

What will happen to the Company’s existing repurchase program?

In March 2018, our Board of Directors approved an equity repurchase program (the “Equity Repurchase Program”) authorizing the repurchase of up to an aggregate of $50 million of Shares. Since that date the Board of Directors has approved a number of increases in an aggregate amount authorized under the Equity Repurchase Program.

On March 18, 2026, the Board of Directors replaced its previous Share repurchase authorizations for the Equity Repurchase Program to provide for a new Share repurchase authorization of $300 million to be used for the Offer, with any amounts not used in the Offer to be used to make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law.

Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Equity Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Equity Repurchase Program after the expiration of termination of the Offer will be made or that such repurchases would enhance the value of our Shares.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Manager is J.P. Morgan Securities LLC. Their contact information is set forth below.

The Information Agent for the Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, Banks and Brokers

Call Toll Free:

(866) 539-9980

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

270 Park Avenue

New York, New York 10017

Call Toll Free: 1 (877) 371-5947

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Offer to Purchase contain “forward-looking statements”. Forward-looking statements can be identified by words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “might,” “should,” “could,” “would,” “seek,” “pursue,” and “anticipate” or the negative or other variation of these or similar words, or may include discussions of strategy or risks and uncertainties. We describe certain risks, uncertainties and assumptions that could affect the outcome or results of operations in (i) the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended May 31, 2025, (ii) our Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2025, November 30, 2025 and February 28, 2026 and (iii) any subsequently filed Annual Report, Quarterly Report or current report on Form 8-Ks.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements.

For further information on factors that could cause actual results to materially differ from expectations, please see the Company’s publicly available SEC filings, including the Company’s Form 10-K for the fiscal year ended May 31, 2025, filed with the SEC on July 25, 2025. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the holders of our Shares of Common Stock:

We are offing to purchase up to $200 million in aggregate purchase price of our Shares at a price calculated as described herein that is a price not greater than $40.00 nor less than $36.00 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and in other related materials as may be amended or supplemented from time to time.

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This Purchase Price will be the lowest single purchase price (in increments of $0.50), not greater than $40.00 nor less than $36.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $200 million, or all Shares properly tendered and not properly withdrawn in the event that less than $200 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered, including because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if $200 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than $200 million in aggregate purchase price of Shares is tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

If you are a holder of vested but unexercised stock options outstanding under an Equity Incentive Plan, you may, subject to the requirements of the applicable Equity Incentive Plan and your award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the Offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. If you are a holder of RSUs or PSUs outstanding under an Equity Incentive Plan or the MSPP, you may only tender the Shares underlying such awards if they have vested (or been earned in the case of PSUs) and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM

TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 16.

As of March 18, 2026, we had 20,460,109 issued and outstanding Shares. At the minimum Purchase Price of $36.00 per Share, we would purchase 5,555,555 Shares if the Offer is fully subscribed, which would represent approximately 27.2% of our outstanding Shares, or 26.1% of our outstanding shares (assuming conversion of all shares of Class A Common Stock), as of March 18, 2026. At the maximum Purchase Price of $40.00 per Share, we would purchase 5,000,000 Shares if the Offer is fully subscribed, which would represent approximately 24.4% of our outstanding Shares, or 23.5% of our outstanding shares (assuming conversion of all shares of Class A Common Stock), as of March 18, 2026. If the Offer is fully subscribed at the minimum Purchase Price, we would have approximately 14,904,554 Shares outstanding immediately following the purchase of Shares tendered in the Offer (using our issued and outstanding shares as of March 18, 2026). If the Offer is fully subscribed at the maximum Purchase Price, we would have approximately 15,460,109 Shares outstanding immediately following the purchase of Shares tendered in the Offer (using our issued and outstanding shares as of March 18, 2026). The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. As of March 18, 2026, an aggregate of approximately 788,542 Shares remained available for future awards under the Equity Incentive Plans, and approximately 1,586,188 Shares were subject to currently outstanding options and other share-based awards (assuming payout at 100% for awards with open performance periods and there were 828,100 shares of Class A Common Stock outstanding). See Section 12.

The Shares are listed and traded on Nasdaq under the symbol “SCHL.” On March 20, 2026, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $37.25 per Share, which is above the $36.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 12.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

The address of the Company’s principal executive office is 557 Broadway, New York, NY 10012 and the telephone number of the Company’s principal executive office is (212) 343-6100.

THE OFFER

1.	Number of Shares; Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase $200 million in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $200 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if $200 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 5:00 p.m., New York City time, on April 20, 2026, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $36.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $40.00 nor less than $36.00 per Share, at which they are willing to sell their Shares to us pursuant to the Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Purchase Price, the Company will not purchase the Shares of such shareholder. Prices may be specified in multiples of $0.50. Promptly following the Expiration Date, we will determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $40.00 nor less than $36.00 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $200 million, or all Shares properly tendered and not properly withdrawn in the event that less than $200 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We will pay the Purchase Price, in cash, for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Purchase Price.

If you specify that you are willing to sell your Shares to us at the Purchase Price (which could result in you receiving a purchase price per Share as low as $36.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $36.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Purchase Price. You should understand that this election may effectively lower the Purchase Price and could result in your Shares being purchased at $36.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on Nasdaq on March 20, 2026, the last full trading day prior to the commencement of the Offer, which was $37.25 per Share, and could be below the last reported sale price of the Shares on Nasdaq on the Expiration Date. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.

Shareholders are urged to obtain current market quotations for the Shares.

Throughout the Offer, certain information relating to the trading price of our Shares will be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to

Purchase. We will announce the Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Schedule TO that we have filed with the SEC relating to the Offer. We do not expect, however, to announce the final results of any proration or the Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period.

We will only purchase Shares properly tendered at prices and not properly withdrawn. We may not purchase all of the Shares tendered if Shares having an aggregate purchase price in excess of $200 million are properly tendered (and not properly withdrawn), including because of “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering shareholder at our expense promptly following the Expiration Date and the guaranteed delivery period.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

If you are a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan, you should be aware that the plan is prohibited from selling Shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender Shares to the Company at certain prices within the Offer range.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than $200 million in aggregate purchase price of Shares is tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, decrease the maximum aggregate purchase price of Shares we may purchase in the Offer or change the range of purchase prices at which shareholders may tender their Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 15.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, AND THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and $200 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $200 million in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•

first, we will purchase Odd Lots (as defined below) of fewer than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders (as defined below) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $200 million in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were properly tendered.

As we noted above, we may elect to purchase more than $200 million in aggregate purchase price of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Participants in the Scholastic Corporation 401(k) Savings and Retirement Plan may not participate in the Odd Lot tender option.

Proration

If proration of tendered Shares is required, we will determine the proration for each shareholder tendering Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders), subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date and the guaranteed delivery period. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders and is a prudent use of our financial resources and that a prompt deployment of our available financial resources for this purpose is in the best interests of our shareholders. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases. The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect. The Offer also provides our shareholders who are the registered owners of their Shares with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions.

However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. In addition, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on Nasdaq.

Certain Effects of the Offer

Shareholders who do not tender their Shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our equity securities.

Shareholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Ms. Iole Lucchese, the Special Executor (“Special Executor”) for the Estate of M. Richard Robinson, Jr. (the “Estate”), and Scholastic’s executive officers and directors, have informed us that they do not intend to tender

Shares in the Offer. Additionally, the Special Executor, in her capacity as such, is the beneficial owner of a majority of the shares of the Class A Common Stock and has informed us that the Estate does not intend to sell or transfer ownership of any Class A Common Stock or convert any Class A Common Stock to Shares prior to the Expiration Date. As a result, the Offer will increase the proportional holdings of our executive officers, our directors and the Estate. After expiration or termination of the Offer, our directors and executive officers may sell their Shares and the Special Executor may sell Shares of the Estate, in each case, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to holders of our Shares pursuant to the Offer. See Section 12.

The voting power of the Company’s capital stock is vested exclusively in the holders of the Class A Shares, except for the right of the holders of Shares to elect one-fifth of the Board of Directors and except as otherwise provided by law or as may be established in favor of any series of preferred stock that may be issued. As noted, the Estate beneficially owns a majority of the outstanding shares of the Class A Common Stock and, as such, is able to elect up to four-fifths of the Company’s Board of Directors and, without the approval of the Company’s other shareholders, to effect or block other actions or transactions requiring shareholder approval, such as a merger, sale of substantially all assets or similar transaction. The completion of the Offer will not result in a change of control of the Company. The Estate’s proportionate share of the outstanding Shares (currently 4.9% as calculated pursuant to Exchange Act Rule 13d-3) will increase upon the completion of the Offer.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of up to 5,555,555 Shares pursuant to the Offer will not result in delisting of the remaining Shares on Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until our Board of Directors determines to retire or reissue such Shares). Such Shares will be held in treasury with the status of authorized Shares and will be available for us to reissue without further shareholder action for all purposes except as prohibited or limited by applicable law or the rules of Nasdaq. Other than in connection with the exercise or vesting of equity incentive grants under the Company’s Equity Incentive Plans and the MSPP, we have no current plans for the reissuance of Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase plus the fees related to the Offer and a corresponding reduction in total cash.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, Scholastic currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a material merger, reorganization or liquidation, involving Scholastic or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Scholastic or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Scholastic;

•

any change in the present Board of Directors or management of Scholastic, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in Scholastic’s corporate structure or business;

•	any class of equity securities of Scholastic becoming eligible for termination of registration under Section 12(g) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

•	the suspension of Scholastic’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of Scholastic, or the disposition by any person of securities of Scholastic, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares, issuances of Shares in connection with earned PSUs and the vesting of RSUs granted to certain employees (including directors and executive officers); or

•

any changes in Scholastic’s Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of Scholastic.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses options for returning value to our shareholders, including by making quarterly dividends, possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

3.	Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 7 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must complete the section captioned “Price Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Pursuant to The Offer,” which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Pursuant to The Offer” (in the section captioned “Price Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares will be deemed to have been tendered at $36.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Purchase Price and could result in the tendered Shares being purchased at $36.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $0.50) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial, legal and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the

Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) trading days after the Expiration Date, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at CANOTICEOFGUARANTEE@computershare.com or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, participants in the Book-Entry Transfer Facility whose name appears on the Book-Entry Transfer Facility security position listing as the owner of Shares will still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary via email (at CANOTICEOFGUARANTEE@computershare.com). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to 5:00 p.m., New York City time, on the Expiration Date, you or your institution will have two (2) trading days following the Expiration Date to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the Information Agent at the address set forth on the back cover of this Offer to Purchase.

Stock Options

Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options through the Company’s Stock Plan Administrator, Fidelity Stock Plan Services LLC, in accordance with the terms of our Equity Incentive Plans and other equity compensation plans and the Company’s policies and practices, and tender the Shares received upon such exercise in accordance with the Offer.

Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration dates of your options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1.

We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 4:00 p.m., New York City time, on April 14, 2026).

Restricted Stock Units and Performance-Based Stock Units

Holders of RSUs or PSUs under our share-based compensation plans may not tender the Shares underlying such RSUs or PSUs in the Offer unless and until the restrictions on the RSUs have lapsed and such units are vested and settled in Shares, or the Shares have been earned in the case of PSUs. If Shares have been issued to you in respect of vested RSUs or earned PSUs, you may tender some or all of such Shares in the Offer. See “Proper Tender of Shares” above.

Scholastic Employee Stock Purchase Plan

If you have purchased Shares in connection with participation in the Scholastic Corporation Employee Stock Purchase Plan (“ESPP”), you may tender some or all of such Shares in the Offer. See “Proper Tender of Shares” above, subject to the terms of the ESPP.

Scholastic Corporation 401(k) Savings and Retirement Plan

Participants in the Scholastic Corporation 401(k) Savings and Retirement Plan whose Shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account. Instead, to tender plan Shares, plan participants must follow the separate instructions that will be provided by the trustee of the plan. These instructions will require a plan participant to complete and execute a Direction Form provided with the separate instructions in order to tender Shares held in plan accounts. The separate instructions will specify instructions as to where to send the Direction Form and the deadline for submitting the Direction Form to the trustee. For administrative reasons, the deadline for submitting Direction Forms under the Scholastic 401(k) Savings and Retirement Plan will be earlier than the Expiration Date of the Offer. Participants in the plan should confirm their deadline by carefully reading the materials provided to them by the plan trustee.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased Pursuant to the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

If any certificate representing Shares has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or to submit an affidavit of lost or destroyed certificate(s) and agreement of indemnity. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. You may also withdraw your previously tendered shares at any time after 12:00 midnight, at the end of the day, New York City time, on May 15, 2026, the 40th business day after the commencement of the Offer, unless such shares have been accepted for payment as provided in the Offer.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). Once the Book-Entry Transfer Facility has closed, if you beneficially own Shares that were previously delivered through the Book-Entry Transfer Facility, then in order to properly withdraw your Shares the institution through which your Shares are held must deliver via email a written notice of withdrawal to the Depositary at CANOTICEOFGUARANTEE@computershare.com prior to the Expiration Date. It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

For Shares held through the Scholastic Corporation 401(k) Savings and Retirement Plan, please refer to the special instructions that are being sent by the plan trustee to plan participants for information about withdrawal rights and the earlier deadline to submit withdrawal instructions.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and

•

accept for payment up to $200 million in aggregate purchase price of Shares (or such greater number as we may elect to purchase, subject to applicable law). We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until after the Expiration Date and the guaranteed delivery period. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

If you are a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan, you should be aware that the plan trustee is prohibited from selling Shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender Shares to the Company at certain prices within the offered range.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person are the responsibility of the shareholder and evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, may need to be submitted. See Instruction 6 of the Letter of Transmittal.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender.

Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial, legal or tax advisor with respect to the advisability of making a conditional tender.

Notwithstanding anything to the contrary in this Offer to Purchase, conditional tenders are not permissible with respect to the tender of any Shares under the Scholastic Corporation 401(k) Savings and Retirement Plan.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered At Price Determined Pursuant to the Offer” alternative is greater than $200 million in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (after taking into account the priority given to tenders of odd lots). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below $200 million in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7.	Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered, and the Offer is not subject to a financing condition. We intend to pay for the Shares with a combination of our available cash balances on hand and borrowings under our revolving credit facility. See Section 9.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could:

•

make illegal, or delay or otherwise restrain, prohibit or otherwise adversely affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

•

materially and adversely affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, since March 20, 2026;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., whether or not mandatory;

•

a decrease of more than 10% in the sale price of the Shares on Nasdaq or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured as of the close of trading and from the close of trading on March 20, 2026, the last full trading day prior to the commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, involving the United States, on or after March 20, 2026;

•	any material escalation of any war or armed hostilities which had commenced prior to March 20, 2026;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States, since March 20, 2026;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any material merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to March 20, 2026);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to March 20, 2026 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or that could materially adversely affect the benefits of the Offer to us; or

•

we determine that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from Nasdaq or be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance of, or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. In the event that one or more of the events described above occurs, we will as promptly as practical notify stockholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 15.

8.	Price Range of Shares; Dividends

The Shares are listed and traded on Nasdaq under the trading symbol “SCHL.” The following table sets forth, for the fiscal quarters indicated, the high and low composite closing per Share prices of the Shares on Nasdaq and the cash dividends per Share declared:

	High	Low	Cash Dividend Declared
2024
Fourth Quarter	$39.56	$34.73	$0.20
2025
First Quarter	$38.01	$28.65	$0.20
Second Quarter	$32.04	$23.79	$0.20
Third Quarter	$26.77	$17.86	$0.20
Fourth Quarter	$21.47	$15.84	$0.20
2026
First Quarter	$26.70	$17.02	$0.20
Second Quarter	$29.85	$24.23	$0.20
Third Quarter	$35.55	$27.00	$0.20
Fourth Quarter (through March 20, 2026)	$37.25	$33.39	$0.20

The payment of additional dividends or distributions in the future will be subject to the requirements of the laws of the State of Delaware and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions.

On March 20, 2026, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on Nasdaq was $37.25 per Share, which is above the $36.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.

Shareholders are urged to obtain current market quotations for the Shares.

9.	Source and Amount of Funds

We intend to pay for the Shares and fees and expenses applicable to the Offer with a combination of our existing available cash balances on hand and borrowings under our revolving credit facility. As at the end of our third fiscal quarter, February 28, 2026, we had available cash and cash equivalents of $104 million. We expect that, if the Offer is fully subscribed, we will use approximately $205 million for purchases under the Offer and related fees and expenses, which will include borrowings under our revolving credit facility.

On October 27, 2021, the Company and its principal operating subsidiary, Scholastic Inc., entered into an Amended and Restated Credit Agreement with a syndicate of banks and Bank of America, N.A., as administrative agent, and Truist Bank and Wells Fargo Bank, National Association, as co-syndication agents, as amended by the First and Second Amendments to the Amended and Restated Credit Agreement each dated as of February 28, 2023 and the Third Amendment to the Amended and Restated Credit Agreement dated as of November 26, 2024 (as amended, the “Credit Agreement”). The Credit Agreement provides for a $400.0 unsecured revolving credit facility and allows the Company to borrow, repay or prepay and reborrow at any time prior to the November 26, 2029 maturity date. As of March 20, 2026, $399.6 million of funds available under the revolving credit facility were undrawn. Under the Credit Agreement, interest on (i) Base Rate Advances (as defined in the Credit Agreement) is due and payable in arrears quarterly on the last day of each February, May, August and November, and (ii) Term SOFR Advances (as defined in the Credit Agreement) is due and payable in arrears on the last day of the interest period (defined as the period commencing on the date of the advance and ending on the last day of the period selected by the Borrowers at the time each advance is made). The interest pricing under the Credit Agreement is dependent upon the Company’s election of a rate that is either:

•

a Base Rate Advance equal to the higher of (i) the prime rate, (ii) the prevailing Federal Funds rate plus 0.50% or (iii) the Term SOFR Rate plus 1.00% plus, in each case, an applicable margin ranging from 0.625% to 0.875%, as determined by the Company’s prevailing Consolidated Net Leverage Ratio (as defined in the Credit Agreement); or

•

a Term SOFR Advance equal to the Term SOFR rate plus an applicable margin ranging from 1.625% to 1.875%, as determined by the Company’s prevailing Consolidated Net Leverage Ratio (as defined in the Credit Agreement).

The Credit Agreement provides for payment of a commitment fee in respect of the aggregate unused amount of revolving credit commitments ranging from 0.20% to 0.30% per annum based upon the Company’s then prevailing Consolidated Net Leverage Ratio. The Credit Agreement contains certain financial covenants related to leverage and interest coverage ratios (as defined in the Credit Agreement), limitations on the amount of dividends and other distributions, and other limitations on fundamental changes to the Company or its business. The Company has been in compliance with required covenants for all periods presented.

There is no financing condition to the Offer, although the Offer is subject to certain other conditions. See Section 7.

10.	Certain Information Concerning Us

General

Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of print and digital instructional materials for grades pre-kindergarten (“pre-K”) to grade 12 and a producer of entertaining literary and educational children’s media. The Company creates quality print, digital and audio books, learning materials and programs, classroom magazines and other products that, in combination, offer children, families and educators engaging and comprehensive solutions to support children’s learning and reading both at home and school. Since its founding in 1920, Scholastic has emphasized quality products and a dedication to reading, learning and literacy. The Company is the leading operator of school-based book club and book fair proprietary channels. It distributes its products and services through these channels, retail stores and the internet, as well as directly to schools and libraries. The Company’s website, scholastic.com, is a leading site for teachers, classrooms and parents and an award-winning destination for children. Scholastic has operations in the United States and throughout the world including Canada, the United Kingdom, Ireland, Australia, New Zealand and Asia and, through its export business, sells products in approximately 130 international locations.

As of May 31, 2025, the Company had approximately 7,090 employees, of which 4,690 were located in the United States and 2,400 outside the United States. Globally, approximately 75% of its employees are employed on a full-time basis, 14% part-time, and 11% seasonal. The seasonal employees are largely associated with the school-based businesses which are dependent on the fall and spring seasons when schools are in session.

Our principal executive offices are located at 557 Broadway, New York, NY 10012. The telephone number for the Company’s principal executive offices is (212) 343-6100.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters.

Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

The following documents contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) until termination of this Offer:

•	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2025, filed with the SEC on July 25, 2025;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2025, filed with the SEC on September 19, 2025;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2025, filed with the SEC on December 19, 2025;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2026, filed with the SEC on March 20, 2026;

•

Our Current Reports on Form 8-K filed on June  23, 2025, July  21, 2025, September  22, 2025, December  5, 2025, December  18, 2025, December  22, 2025 and March 19, 2026 (excluding any information that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

•	Our Proxy Statement on Schedule 14A filed on August 8, 2025.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 557 Broadway, New York, NY 10012. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at http://www.scholastic.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	Historical Financial Information

We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 31, 2025. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Reports filed on Form 10-Q for the quarters ended August 31, 2025, November 30, 2025 and February 28, 2026. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Beneficial Ownership As of March 18, 2026, there were 20,460,109 Shares issued and outstanding and 828,100 shares of Class A Common Stock issued and outstanding. In addition, as of March 18, 2026, we had an aggregate of approximately 788,542 Shares reserved for issuance under our Equity Incentive Plans.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, all of our directors and executive officers, as well as the Estate, have advised us that they do not intend to tender any of their Shares (including Shares which could be issued in exchange for shares of Class A Common Stock) in the Offer. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers, as well as the Estate, in the Company will increase. Our directors, executive officers and the Estate may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

The following tables provide information with respect to the beneficial ownership of our Shares and Class A Common Stock by:

•	each person or group known to us, based on Schedules 13D and 13G filed with the SEC, to be the beneficial owner of more than 5% of any class of equity securities;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of Common Stock and Class A Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Common Stock issuable upon exchange of our Class A Common Stock. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise noted, the address of each person listed in the tables below is c/o Scholastic, 557 Broadway, New York, NY 10012.

The percentage of ownership is calculated using the number of shares outstanding as of March 18, 2026, which consisted of approximately 20,460,109 shares of Common Stock and 828,100 shares of Class A Common Stock.

Beneficial Owners of 5% or more of the Shares

	Class A Common Stock		Common Stock
Name and Address of Beneficial Owners of 5% or more of the outstanding Shares	Amount and Nature of Beneficial Ownership[1]	Percent of Class	Amount and Nature of Beneficial Ownership[2]		Percent of Class
The Estate of Richard Robinson Iole Lucchese, Special Executor	445,452	53.8%	1,024,699	[3]	4.9%
Iole Lucchese	445,452	53.8%	1,237,661	[4]	5.9%
Barbara Robinson Buckland	324,310	39.2%	1,660,125		8.0%
Mary Sue Robinson Morrill	382,648	46.2%	2,302,373	[5]	11.0%
Florence Robinson Ford	324,310	39.2%	1,440,035		6.9%
Andrew S. Hedden	324,310	39.2%	1,729,766	[6]	8.3%
Trust under the Will of Maurice R. Robinson	324,310	39.2%	1,507,402		7.3%
Trust under the Will of Florence L. Robinson	58,338	7.0%	466,676		2.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055			3,851,168	[7]	18.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355			1,623,445	[8]	7.9%
Dimensional Fund Advisor LP 6300 Bee Cave Road Building One Austin, TX 78746			1,853,163	[9]	9.0%

[1]

Each of Barbara Robinson Buckland, Mary Sue Robinson Morrill, Florence Robinson Ford, Andrew S. Hedden and the Trust under the Will of Maurice R. Robinson (the “Maurice R. Robinson Trust”) have filed Statements on Schedule 13G with the SEC (the “Ownership Filings”) regarding beneficial ownership of Common Stock. Barbara Robinson Buckland, Mary Sue Robinson Morrill and Florence Robinson Ford, all of whom are siblings of Richard Robinson, the former Chairman of the Board, President and employees of the Company, and Andrew S. Hedden, a former Director and current employee of the Company, are trustees of the Maurice R. Robinson Trust, with shared voting and investment power with respect to the shares owned by the Maurice R. Robinson Trust. Under the terms of the Maurice R. Robinson Trust, the vote of a majority of the trustees is required to vote or direct the disposition of the shares held by the Maurice R. Robinson Trust. In addition, Mary Sue Robinson Morrill is the trustee of the Trust under the Will of Florence L. Robinson (the “Florence L. Robinson Trust”), with sole voting and investment power with respect to the shares owned by the Florence L. Robinson Trust. Each such trust directly owns the shares attributed to it in the table and each person listed herein as a trustee of such trust is deemed to be the beneficial owner of the shares directly owned by such trust. Based on their Ownership Filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Class A Stock by the following persons was: the Estate of Richard Robinson, Iole Lucchese, Special Executor-445,452 shares (sole voting and investment power); Iole Lucchese, individually- 445,452 shares (sole voting and investment power); Barbara Robinson Buckland-324,310 shares (shared voting and investment power); Mary Sue Robinson Morrill-382,648 shares (shared voting and investment power); Florence Robinson Ford-324,310 shares (shared voting and investment power); Andrew S. Hedden-324,310 shares (shared voting and investment power); Maurice R. Robinson Trust-324,310 shares (sole voting and investment power); and Florence L. Robinson Trust – 58,338 shares (sole voting and investment power).

[2]

The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis. The number of shares of Common Stock and percentage of the outstanding shares of Common Stock for each beneficial owner of Class A Stock assumes the conversion of such holder’s shares of Class A Stock into shares of Common Stock. Based on their Ownership Filings and subsequent information made available to the Company, the aggregate beneficial ownership of Common Stock by the following holders was: the Estate of Richard Robinson, Iole Lucchese, Special Executor-1,024,699 shares (sole voting and investment power) and Iole Lucchese, individually- 212,962 shares (sole voting and investment power); Barbara Robinson Buckland – 220,090 shares (sole voting and investment power) and 1,440,035 shares (shared voting and investment power); Mary Sue Robinson Morrill-466,676 shares (sole voting and investment power) and 1,835,697 shares (shared voting and investment power); Florence Robinson Ford-0 shares (sole voting and investment power) and 1,440,035 shares (shared voting and investment power); Andrew S. Hedden-180,912 shares (sole voting and investment power) and 1,729,766 shares (shared voting and investment power); Maurice R. Robinson Trust-1,831,712 shares (sole voting and investment power); and Florence L. Robinson Trust-466,676 shares (sole voting and investment power).
[3]	Includes 445,452 shares of Common Stock issuable on conversion of the Class A Stock described in Notes 1 and 2 above and 579,247 shares of Common Stock held directly by the Estate of Richard Robinson.
[4]

Ms. Lucchese was appointed as an executor of the Estate of Richard Robinson on July 1, 2021 and her holdings include all the shares described in Note 3 above; 48,180 shares of Common Stock held directly by Ms. Lucchese, 59,918 shares of Common Stock under options exercisable by Ms. Lucchese within 60 days of the date of this Offer to Purchase under the 2021 Plan and 104,864 shares of Common Stock under options exercisable by Ms. Lucchese within 60 days of the date of this Offer to Purchase under the 2011 Plan.

[5]

Does not include an aggregate of 163,362 shares of Common Stock held under Trusts for which Ms. Morrill’s spouse is the trustee for the benefit of their children, and an aggregate of 101,872 shares held by family members directly and in a trust for which neither Ms. Morrill nor her spouse are trustees, as to which Ms. Morrill disclaims beneficial ownership.

[6]

Includes 57,303 shares of Common Stock held directly by Mr. Hedden; 80,992 shares of Common Stock under options exercisable within 60 days of the date of this Offer to Purchase under the 2021 Plan; 42,617 shares of Common Stock under options exercisable within 60 days of the date of this Offer to Purchase under the 2011 Plan; 324,100 shares of Common Stock issuable on conversion of the Class A Stock owned by the Maurice Robinson Trust, 68,138 shares held by the Richard Robinson Charitable Trust of which Mary Sue Robinson Morrill and Andrew S. Hedden are trustees, 40,681 shares held by the Richard Robinson Family Trust of which Mary Sue Robinson Morrill and Andrew S. Hedden are trustees and shares owned by the Trust under the Will of Maurice R. Robinson (the “Maurice R. Robinson Trust”), as follows: (i) 1,115,725 shares of Common Stock and (ii) 324,310 shares of Common Stock which are receivable upon conversion of 324,310 shares of Class A Stock, par value $0.01 per share.

[7]

The information for BlackRock, Inc. (“BlackRock”) is derived from a Schedule 13G Amendment, dated November 8, 2024, filed with the SEC reporting beneficial ownership as of September 30, 2024. BlackRock has the sole dispositive power with regard to all 3,851,168 shares and the sole voting power with regard to 3,803,977 of such shares. Accordingly, for purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock is deemed to be a beneficial owner of these shares.

[8]

The information for The Vanguard Group (“Vanguard”) is derived from a Schedule 13G Amendment, dated July 29, 2025, filed with the SEC reporting beneficial ownership as of June 30, 2025. Vanguard has the sole power to direct investments with regard to 1,537,934, shared voting power with regard to 59,259 shares and the shared dispositive power with regard to 85,511 shares. Accordingly, for purposes of the reporting requirements of the Exchange Act, Vanguard is deemed to be a beneficial owner of these shares.

[9]

The information for Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) is derived from a Schedule 13G Amendment dated July 15, 2025, filed with the SEC reporting beneficial ownership as of June 30, 2025. These shares are owned by various individual and institutional investors as to which Dimensional Fund Advisors serves as investment adviser, and Dimensional Fund Advisors holds 1,853,168 shares, with sole dispositive power over all such shares and sole voting power over 1,812,412 of such shares. For purposes of the reporting requirements of the Exchange Act, Dimensional Fund Advisors is deemed to be a beneficial owner of these shares; however, Dimensional Fund Advisors expressly disclaims that it is, in fact, the beneficial owner of such shares.

Directors and Named Executive Officers

	Class A Common Stock			Common Stock
	Amount and Nature of Beneficial Ownership[11]		Percent of Class	Amount and Nature of Beneficial Ownership[11]		Percent of Class
Directors
Iole Lucchese	445,452	[12]	53.8%	1,237,661	[13]	5.9%
Milena Alberti				784	[14]
Andrés Alonso	—		—	43,873	[15]	*
James W. Barge			—	63,407	[16]	*
Anne Clarke Wolff	—		—	784	[17]	*
Robert Dumont			—	22,008	[18]	*
Alix Guerrir			—	9,027	[19]
Kaya Henderson			—	7,112	[20]
Linda Li				13,440	[21]	*
Verdell Walker	—		—	17,661	[22]	*
Peter Warwick				155,400	[23]	*
	—		—			*
Named Executive Officers
Peter Warwick	—		—	155,400	[23]
Haji Glover	—		—	7,589	[24]
Iole Lucchese	445,452	[12]	53.8%	1,237,661	[13]	5.9%
Jeff Mathews	—		—	51,991	[25]	*
Sasha Quinton	—		—	159,510	[26]	*
All directors and executive officers as a group (15 persons)	445,452	[12]	53.8%	1,845,132	[27]	8.6%

[11]	Except as indicated in the notes below, each person named has sole voting and investment power with respect to the shares shown opposite his or her name.
[12]

See the information with respect to the Estate of Richard Robinson and Iole Lucchese under “Beneficial Owners of 5% or more of the Outstanding Shares” above. The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis.

[13]	See the information with respect to the Estate of Richard Robinson and Iole Lucchese under “Beneficial Owners of 5% or more of the Outstanding Shares” above.
[14]	Reflects 784 shares held directly by Ms. Alberti. Does not include 4528 unvested RSUs under the 2017 Outside Directors Stock Incentive Plan (the “2017 Plan”).
[15]

Includes 16,661 shares of Common Stock held directly by Dr. Alonso, 2,112 shares of Common Stock under options exercisable by Dr. Alonso within 60 days of the date of this Offer to Purchase under the 2007 Plan and 25,100 shares of Common Stock under options exercisable by Dr. Alonso within 60 days of the date of this Offer to Purchase under the 2017 Plan.

[16]

Includes 29,083 shares of Common Stock held directly by Mr. Barge, 2,112 shares of Common Stock under options exercisable by Mr. Barge within 60 days of the date of this Offer to Purchase under the 2007 Plan and 25,100 shares of Common Stock under options exercisable by Mr. Barge within 60 days of the date of this Offer to Purchase under the 2017 Plan and 7,112 vested RSUs deferred until Mr. Barge’s retirement from the Board.

[17]	Reflects 784 shares held directly by Ms. Clarke Wolff.
[18]

Includes 6,714 shares held directly by Mr. Dumont, 8,182 shares of Common Stock under options exercisable by Mr. Dumont within 60 days of the date of this Offer to Purchase under the 2017 Plan and 7,112 vested RSUs deferred until Mr. Barge’s retirement from the Board.

[19]	Includes 3,192 shares held directly by Mr. Guerrier and 5,835 vested RSUs deferred until Mr. Barge’s retirement from the Board.
[20]	Reflects 7,112 shares held directly by Ms. Henderson.

[21]	Includes 9,168 shares held directly by Ms. Li and4,272 shares of Common Stock under options exercisable within 60 days of the date of this Offer to Purchase under the 2017 Plan.
[22]	Includes 10,311 shares held directly by Ms. Walker, 7,350 shares of Common Stock under options exercisable within 60 days of the date of this Offer to Purchase under the 2017 Plan.
[23]

Includes 82,139 shares of Common Stock held directly by Mr. Warwick, 2,112 shares of Common Stock under options exercisable by Mr. Warwick within 60 days of the date of this Offer to Purchase under the 2007 Plan, 43,153 shares of Common Stock under options exercisable by Mr. Warwick within 60 days of the date of this Offer to Purchase under the 2011 Plan, 17,750 shares of Common Stock under options exercisable by Mr. Warwick within 60 days of the date of this Offer to Purchase under the 2017 Plan and 10,246 shares of Common Stock under options exercisable by Mr. Warwick within 60 days of the date of this Offer to Purchase under the 2021 Plan.

[24]

Includes 3,269 shares of Common Stock held directly by Mr. Glover and 4320 shares of Common Stock under options exercisable by Mr. Glover within 60 days of the date of this Offer to Purchase under the 2021 Plan.

[25]

Includes 29,252 shares of Common Stock held directly by Mr. Mathews and 22,739 shares of Common Stock under options exercisable by Mr. Mathews within 60 days of the date of this Offer to Purchase under the 2021 Plan.

[26]

Includes 26,252 shares of Common Stock held directly by Ms. Quinton, 78,681 shares of Common Stock under options exercisable by Ms. Quinton within 60 days of the date of this Offer to Purchase under 2011 Plan and 54,232 shares of Common Stock under options exercisable by Ms. Quinton within 60 days of the Date of this Offer to Purchase under the 2021 Plan.

[27]

Includes 445,452 shares of Common Stock issuable on conversion of the Class A Stock included in the 1,024,699 shares owned by the Estate of Richard Robinson as described in Notes 1, 2 and 3 under “Principal Holders of Class A Stock and Common Stock” above. Also includes an aggregate of 282,682 shares of Common Stock held directly by all directors and executive officers as a group; an aggregate of 248,840 shares of Common Stock under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2011 Plan; an aggregate of 174,762 shares of Common Stock under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2021 Plan; an aggregate of 6,336 shares of Common Stock under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2007 Plan; an aggregate of 87,754 shares of Common Stock under options exercisable by members of the group within 60 days of the date of this Offer to Purchase under the 2017 Plan; and an aggregate of 20,059 RSUs deferred under the respective director’s retirement from the Board.

*	Less than 1.0%

Recent Securities Transactions

No transactions with respect to Shares have been effected during the 60 days prior to the date of this Offer to Purchase by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers or subsidiaries, with the exception of the following:

Purchases made by the Company Pursuant to Its Equity Repurchase Program:

Date of Transaction	Average Price Per Share	Number of Shares Acquired
January 22, 2026	$34.92	120,091
January 23, 2026	$34.80	119,639
January 26, 2026	$34.71	114,094
January 27, 2026	$34.37	112,354
January 28, 2026	$34.51	108,365
January 29, 2026	$35.07	104,073
January 30, 2026	$35.05	114,094
February 2, 2026	$34.24	108,531
February 3, 2026	$34.99	108,531
February 4, 2026	$34.65	28,842
February 5, 2026	$34.13	29,282
February 6, 2026	$33,87	29,511
February 9, 2026	$34.16	29,242
February 10, 2026	$34.73	28,776
February 11, 2026	$35.00	28,557
February 12, 2026	$34.17	29,248
February 13, 2026	$34.12	29,291
February 17, 2026	$34.04	29,026
February 18, 2026	$33.16	30,140
February 19, 2026	$31.25	31,974
February 20, 2026	$32.27	91,596
February 23, 2026	$32.66	96,559
February 24, 2026	$32.86	89,940
February 25, 2026	$33.52	74,386
February 26, 2026	$34.29	96,559
February 27, 2026	$34.53	96,559
March 2, 2026	$34.43	100,928
March 3, 2026	$34.11	77,366
March 4, 2026	$34.78	95,340
March 5, 2026	$35.05	96,747
March 6, 2026	$35.83	100,928

Transactions by Directors and Executive Officers

None.

Equity Repurchase Plan

In March 2018, our Board of Directors approved an equity repurchase program (the “Equity Repurchase Program”) authorizing the repurchase of up to an aggregate of $50 million of Shares. Since that date the Board of Directors has approved a number of increases in an aggregate amount authorized under the Equity Repurchase Program.

On March 18, 2026, the Board of Directors replaced its previous Share repurchase authorizations for the Equity Repurchase Program to provide for a new Share repurchase authorization of $300 million to be used for the Offer, with any amounts not used in the Offer to be used to make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law.

Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Equity Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Equity Repurchase Program after the expiration of termination of the Offer will be made or that such repurchases would enhance the value of our Shares.

Share-Based Compensation Plans

The Company currently makes its grants of stock options and RSUs to employees under the Scholastic Corporation 2021 Stock Incentive Plan (the “2021 Plan”), which was approved by the Board in July 2021 and by the Class A shareholders in September 2021. Previously, equity awards had been made under the Scholastic Corporation 2011 Stock Incentive Plan (the “2011 Plan”). In addition, as described in detail below, the Company makes grants of stock options and RSUs to its non-employee directors pursuant to the 2017 Outside Directors Incentive Plan (“2017 Plan”), which replaced the earlier 2007 Outside Director Incentive Plan (the “2007 Plan”). The 2007 Plan, the 2011 Plan, the 2017 Plan and the 2021 Plan are collectively referred to as the “Equity Incentive Plans”). The 2007 Plan and the 2017 Plan are referred to as the “Outside Director Plans”.

The Human Resources and Compensation Committee of the Board of Directors (the “HRCC”) has determined that its current practice should be to generally consider the award of RSUs, stock options or a combination thereof, which determination reflects the desire to maintain a strong long-term equity component executive compensation and to reduce, through the use of RSUs, the number of equity units required to provide such component. Accordingly, the Company currently utilizes grants of stock options, RSUs or a combination of both to qualified executives, including its executive officers.

Stock options currently granted by the HRCC under the 2021 Plan vest in three equal annual installments beginning on the first anniversary of the effective date of grant and expire after seven years. RSUs granted under the 2021 Plan convert automatically into shares of Common Stock on a one-to-one basis upon vesting, generally in equal amounts over a three-year period. Neither the 2021 Plan nor its predecessor plan permit the deferral of RSUs.

Commencing in September 2024, the Company replaced grants of stock options with PSUs resulting in equity award grant combinations of RSUs and PSUs primarily being granted. The financial metrics and goals for PSUs granted under the 2021 Plan are set on the grant date and are based on three one-year periods of annual net revenue and annual adjusted EBITDA growth targets. PSUs convert automatically into shares of Common Stock on a one-to-one basis upon vesting, generally, on the third anniversary from grant date.

Through vesting and forfeiture provisions, stock options, RSUs, and PSUs create incentives for executive officers and senior management to remain with the Company.

In granting RSUs and stock options to its executive officers under the 2021 Plan, the HRCC determines the fair value of the stock options based upon the Black-Scholes model of calculating the fair value of a stock option, including the use of an exercise price equal to the fair market value of a Share on the date of grant. Similarly, the fair value of the RSUs awarded by the HRCC is based upon the fair market value of a Share on the date of grant. The HRCC and the Board of Directors share responsibility for awards under the Outside Director Plans.

A total of 2,500,000 Shares remain reserved for issuance under the 2021 Plan, of which approximately 735,807 were available for issuance as of March 18, 2026. Employees and eligible consultants are eligible to participate in the 2021 Plan. Non-employee directors are eligible to participate in the 2017 Plan.

In connection with its customary annual consideration of awards to be made to Peter Warwick, the Company’s CEO, under the Company’s equity compensation plans, on July 1, 2025, the HRCC grants equity-based awards under the 2021 Plan to Mr. Warwick, as follows: restricted stock units – 17,539, stock options – 18,092, performance share units – 46,425.

Mr. Warwick’s grant consists of performance stock units which vest in their entirety on the anniversary of the date of grant based upon the achievement of certain performance goals, as provided for in his fiscal 2023 Restricted Stock Unit Agreement. The stock options and restricted stock units vest in their entirety on the anniversary of the date of grant.

On September 23, 2025 the HRCC granted equity-based awards under the 2021 Plan, comprised of a mix of PSUs and RSUs, to the Company’s other executive officers, as follows:

Name	Number of Restricted Stock Units	Number of Performance Share Units
Haji Glover	14,456	9,697
Iole Lucchese	20,946	13,964
Jeffrey Mathews	14,313	9,542
Sasha Quinton	18,038	12,024

The restricted stock units vest in 33 1/3% increments beginning with the first anniversary from the date of grant.

The financial metrics and goals for performance stock units are set on the grant date and are based on three one-year periods of annual net revenue and annual adjusted EBITDA growth targets. Performance stock units convert automatically into shares of common stock on a one-to-one basis upon vesting, generally, on the third anniversary from grant date.

Employment Agreement with Chief Executive Officer

On July 18, 2021, the Board elected one of its members, Peter Warwick, to succeed Richard Robinson, who passed away unexpectedly on June 5, 2021, as the Company’s Chief Executive Officer and President, effective August 1, 2021, initially, for a three year term. Mr. Warwick has continued to serve as a member of the Board.

In connection with his appointment as the Company’s Chief Executive Officer and President, Mr. Warwick entered into a three year employment agreement with the Company (the “CEO Employment Agreement”), which was unanimously recommended by the HRCC (without Mr. Warwick’s participation) and approved unanimously by the Board members, with Mr. Warwick recusing himself from the discussion and abstaining from the vote thereon.

The CEO Employment Agreement provided for: (i) an initial base annual salary of $1,000,000, which may be increased but not decreased during the term; (ii) an annual cash discretionary bonus based on a target bonus opportunity of 125% of base salary and the level of satisfaction of performance criteria determined on an annual basis by the HRCC (which included a minimum guaranteed cash discretionary bonus of $625,000 in respect of fiscal 2022); (iii) an initial equity award of $1.5 million under the 2011 Plan, approved by the HRCC at its meeting held on July 20, 2021 with an effective grant date of August 2, 2021, 75% of such award in the form of RSUs and 25% in the form of stock options, with such grants vesting over a three year period, subject to acceleration in the case of certain termination events; and (iv) an annual equity grant under the 2011 Plan (or any successor plan) in the form of PSUs with a target fair market value of $1,000,000 per year during the three-year term of the CEO Employment Agreement. The number of PSUs to be granted is the number equal to the target fair market value of $1,000,000 divided by the fair market value of a share of Common Stock on the date of grant determined in accordance with the terms of the 2011 Plan (or any successor to the 2011 Plan), with each annual grant vesting in one year. In the case of the annual cash bonus referred to in clause (ii) above, it was determined to base the performance criteria on the criteria adopted by the HRCC for the Company’s Short Term Incentive Plan (“STIP”) for the relevant fiscal year.

In the event of a termination of Mr. Warwick by the Company without “cause” (as defined in the CEO Employment Agreement) or Mr. Warwick terminates his employment for “Good Reason” (as defined in the CEO Employment Agreement) following a Change of Control of the Company, Mr. Warwick will be entitled to twice the present value of his remaining base salary as severance. If Mr. Warwick’s employment with the Company is terminated due to his death or disability, he (or his estate) will be entitled to receive his accrued base salary, expense reimbursement and vested equity awards (the “Accrued Obligations”). Also, in either case, any stock options, RSUs or PSUs (vesting at target level attainment in the case of PSUs), to the extent then outstanding and unvested, will become fully vested and, in the case of stock options, fully exercisable during the remaining term of the options. If Mr. Warwick is terminated without cause or leaves the employment for “Good Reason” (other than resulting from a Change of Control), he is entitled to receive the Accrued Obligations, a cash severance payment equal to the present value of his base salary through the expiration date of the CEO Employment Agreement, COBRA premium payments for health coverage for up to 18 months, accelerated vesting / exercisability of his RSUs or PSUs (vesting at target level attainment in the case of PSUs) and stock options and a partial year discretionary bonus provided that the applicable performance criteria for the period in question have been met.

During the term of the CEO Employment Agreement, Mr. Warwick is eligible for all employee benefits (including health insurance and 401(k) or other retirement plans, and participation in the STIP and MSPP) on terms not less favorable than those provided generally to other senior executives of the Company. The CEO Employment Agreement also contains other customary terms and conditions of senior executive employment agreements.

On October 4, 2023, Mr. Warwick’s Employment Agreement was amended to, among other things: change the term of the CEO Employment Agreement, originally scheduled to expire on July 31, 2024, to a term which would continue from year-to-year, provided Mr. Warwick and the Company mutually agree in writing no later than January 31 of each year to extend the CEO Employment Agreement for an additional one-year period; confirm that Mr. Warwick’s annual cash bonus opportunity would be determined in accordance with the applicable STIP for each year with a maximum target opportunity of 125% of his base salary; confirm that the annual equity award as originally provided in the CEO Employment Agreement as described above is to be continued each year of the term as changed by the amendment; add the recommendation to the HRCC that Mr. Warwick receive an additional annual equity award with a total value of $500,000, of which 75% of the value is to be in the form of RSUs and 25% in the form of stock options, with a vesting period of one year following the grant date in the case of both types of awards and the stock options having a seven year exercise period, absent a termination of Mr. Warwick for “cause” (as defined in the CEO Employment Agreement) or a voluntary termination by Mr. Warwick other than for “Good Reason” (as defined in the CEO Employment Agreement).

The Company and Mr. Warwick have agreed to continue the term of his agreement for another year through July 31, 2027. At the December 10, 2024 meeting, the HRCC unanimously approved an increase to Mr. Warwick’s annual base salary to $1,100,000 beginning August 1, 2025.

The performance measures are established annually by the HRCC (with input from the Human Resources Department of Scholastic) in consultation with Mr. Warwick. The performance measures established for fiscal 2025 for Mr. Warwick’s annual equity grant covered the implementation of cost saving initiatives for the Company, investing in new growth strategies for further investments, facilitating the Board of Directors in the assessment of alternative strategic initiatives and ensuring the successful integration of the newly acquired 9 Story Media Group, as well as measures relating to CEO succession. At its July 15, 2025 meeting, the HRCC reviewed Mr. Warwick’s fiscal 2025 performance and determined that Mr. Warwick had fully achieved the qualitative performance measures established for fiscal 2025 at the $1,000,000 target level, which resulted in the issuance of 26,420 shares of Common Stock (using the date of grant to determine fair market value) to Mr. Warwick on that date upon vesting of the underlying PSUs.

The performance measures for the PSUs for fiscal 2026 were established early in the fiscal year and cover: ensuring the combined business group is executed well, providing for short-term and long-term revenue and growth, streamlining business strategy and operations for long-term optimal performance, establishing company cost savings initiatives and improving profitability, working with Board members to manage and minimize unexpected risks and third-party actions affecting the Company, and facilitating the Board in the assessment of alternative strategic initiatives.

Compensation Arrangements with Executive Officer

On December 5, 2023, the Company extended an offer of employment (the “Glover Offer”) to Haji L. Glover, the Company’s Executive Vice President and Chief Financial Officer, who joined the Company in such positions on January 22, 2024. Under the principal terms of the Glover Offer, Mr. Glover is entitled to receive: (i) a base salary at the rate of $625,000 per year; (ii) a one-time equity incentive grant, with three year vesting in equal amounts, under the 2021 Plan and valued at $200,000 (60% of such grant to be made in the form of RSUs and 40% to be made in the form of non-qualified stock options); (iii) a STIP (short term incentive plan) target bonus percentage of 50% of his base salary, with the STIP bonus for fiscal 2024 guaranteed at $200,000 as a minimum payout; and (iv) continuing to be eligible to receive long term equity incentives with a target equity grant value of $500,000 per annum beginning in September 2024 at the discretion of the HRCC. In addition, in the event Mr. Glover’s employment is terminated without cause prior to January 2027, he will be eligible to receive severance in an amount equivalent to 24 months’ salary.

On July 11, 2022, the Company extended an offer of employment (the “Mathews Offer”) to Jeffrey Mathews, the Company’s Executive Vice President, Chief Growth Officer and President, Education Solutions, who joined the Company as its Executive Vice President, Corporate Development and Investor Relations on July 11, 2022. Under the principal terms of the Mathews Offer, Mr. Mathews is entitled to receive: (i) a base salary at the rate of $560,000 per year; (ii) a one-time equity incentive grant, with three year vesting in equal amounts, under the 2021 Plan of 13,835 RSUs; (iii) a STIP target bonus percentage of 50% of his base salary; and (iv) continuing to be eligible to receive long term equity incentives with a target equity grant value of $400,000 per annum beginning in September 2022 at the discretion of the HRCC. In addition, in the event Mr. Mathew’s employment is terminated without cause, he will be eligible to receive severance in an amount equivalent to 24 months’ salary.

At its meeting held on September 17, 2024, the HRCC approved a special, one-time grant of RSUs and PSUs to Mr. Mathews in connection with his promotion to Chief Growth Officer, in addition to his current business development and investor relations responsibilities, in recognition of the redefinition and expansion of the role of Mr. Mathews intended to place additional focus on the Company’s growth opportunities, as well as his role in bringing the 9 Story Media, Inc. investment opportunity to fruition. Accordingly, Mr. Mathews was granted a special equity grant intended to have an aggregate value of $1,500,000, with an effective grant date of October 1, 2024, the fixed dollar amount being comprised of 50% RSUs and 50% PSUs.

In December 2025, Mr. Mathews was appointed as President, Education Solution, a role he had assumed on an interim basis since June 2025.

In connection with this appointment and the additional scope of responsibilities on December 16, 2025, approved changes to Mr. Mathews’ compensation and terms of employment, as follows:

Mr. Mathews’ base salary was increased from $615,000 per annum to $675,000 effective on January 1, 2026.

Mr. Mathews’ target bonus percentage amount under the Company’s STIP was increased from 60% to 70% of his base salary, effective as of June 1, 2025, and the 70% bonus target percentage of his increased salary will be applied for the full fiscal year ending May 31, 2026, with no proration. In addition, his fiscal 2026 STIP payout is guaranteed at the minimum of what the payout percentage would be for the Chief Growth Officer STIP calculation, regardless of the results of the Education Solutions business.

Consistent with the increase in base compensation, Mr. Mathews’ equity compensation target as a percentage of his base compensation for fiscal 2027 equity awards to be made in September 2026 will be equal to his increased base salary of $675,000.

In addition, the HRCC approved an amendment to Mr. Mathews’ original offer letter to include a temporary (12 months) additional severance provision as follows:

“If within twelve months (starting on January 1, 2026), you terminate your employment because of a compensation downgrade, then, you will be entitled to receive compensation equivalent to 24 months’ salary.”

Sale Leaseback Bonus Pool

On December 16, 2025, the HRCC also approved a special transaction bonus pool in the aggregate amount of $1.5 million to be paid to Company executives and other key personnel who successfully executed the Company’s two sale/leaseback transactions that were concluded on December 17, 2025. The pool consists of $1.5 million in the aggregate to be divided among certain executives and other key employees who were primarily responsible for bringing the transactions to a successful conclusion.

Mr. Glover, the Company’s Chief Financial Officer, and Mr. Mathews each received $400,000 from the special bonus pool.

Sasha Quinton Severance Arrangement

In January 2026, the Company, after receiving HRCC approval, entered into an amendment to Ms. Quiton’s original offer letter to provide a sentence regarding severance eligibility as follows:

“In the event that your employment is terminated without cause, you will be eligible to receive a separation payment equivalent to twenty-four months’ salary.”

Change of Control Arrangement for Certain Class A Shareholders

Pursuant to an agreement dated July 23, 1990 between the Maurice R. Robinson Trust and M. Richard Robinson, Jr. (the “Buy Sell Agreement”), the Maurice R. Robinson Trust has agreed that if it receives an offer from any person to purchase any or all of the shares of Class A Stock owned by the Maurice R. Robinson Trust and it desires to accept such offer, Richard Robinson, including his executors, heirs and personal representatives as the case may be (collectively, “Robinson”), will have the right of first refusal to purchase all, but not less than all, of the shares of Class A Stock that such person has offered to purchase for the same price and on the same terms and conditions offered by such person. In the event Robinson does not elect to exercise such option, the Maurice R. Robinson Trust shall be free to sell such shares of Class A Stock in accordance with the offer it has received. In addition, if Robinson receives an offer from any person to purchase any or all of his shares of Class A Stock and the result of that sale would be to transfer to any person other than Robinson or his heirs voting power sufficient to enable such other person to elect the majority of the Board, either alone or in concert with any person other than Robinson, his heirs or the Maurice R. Robinson Trust (a “Control Offer”), and Robinson desires to accept the Control Offer, the Maurice R. Robinson Trust will have the option to sell any or all of its shares of Class A Stock to the person making the Control Offer at the price and on the terms and conditions set forth in the Control Offer. If the Maurice R. Robinson Trust does not exercise its option, Robinson will be free to accept the Control Offer and to sell Robinson’s shares of Class A Stock in accordance with the terms of the Control Offer. If the Maurice R. Robinson Trust exercises its option, Robinson cannot accept the Control Offer unless the person making the Control Offer purchases the shares of Class A Stock that the Maurice R. Robinson Trust has elected to sell.

Non-Employee Director Compensation

For fiscal 2025, each non-employee director (“Outside Director”) of the Company was entitled to receive a cash retainer of $95,000 for his or her services as a director, and each Committee chairperson was entitled to receive additional amounts for the chairperson’s duties at the rate of $15,000 in the case of each of the chairpersons of the Board’s Technology, Data and Supply Chain Committee, Nominating and Governance Committee and the HRCC and $20,000 for the chairperson of the Audit Committee, and the Lead Independent Director receives $25,000 for his services performed in that role. During fiscal 2025, the members of the Strategy Committee of the Board of Directors received $2,500 per quarter for their services on that committee beginning in January 2025.

In addition, the 2017 Plan provides for annual equity awards to the Outside Directors on the date of each annual meeting of shareholders. The Board of Directors, at its July 2024 meeting, determined that, for fiscal 2025, the annual equity award for each Outside Director would have a value of $125,000, with 100% of the such value to be awarded RSUs. Pursuant to the 2017 Plan, the fair value of the stock options was determined based upon the Black-Scholes model of calculating the fair value of the RSUs was based upon the fair value of a share of Common Stock on September 18, 2024, the date of the 2024 Annual Meeting of shareholders, and the fair value of the RSUs was based upon the fair market value of a Share on the same date. Pursuant to the terms of the 2017 Plan, the RSUs vest on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders following the date of grant. Accordingly, with regard to the grant of stock options and RSUs made on September 18, 2024, the entire grant vested on September 17, 2025. The Board of Directors, at its July 16, 2025 meeting, determined that, for fiscal 2026, the value of the equity grant would remain at $125,000 and would continue to be awarded entirely as RSUs. Pursuant to the 2017 Plan, the fair value of the stock options previously awarded was determined based upon the Black-Scholes model of calculating the fair value of a stock option, including the use of an exercise price equal to the fair market value of a Share on the date of each grant.

The Board of Directors, at its September 2023 meeting, approved an amendment to the 2017 Plan to permit the Outside Directors to elect a tax deferral option in respect to RSUs awards under the 2017 Plan pursuant to which an Outside Director can elect to defer receipt of all or a portion of the Shares underlying such awards in accordance with procedures established by the HRCC. Provided that the election is timely made in accordance with the applicable procedures, the deferral election will remain in effect and continue to apply to restricted stock unit awards to the Outside Director for subsequent years until the Outside Director timely revokes or changes the deferral election. Once a deferred RSUs has vested, dividends and other distributions on the underlying Shares will be credited to the account of the Outside Director during the period of the deferral. Shares in respect of all vested RSUs will be issued to the Outside Director, together with any dividends or other distributions credited to such Outside Director’s deferral account, within thirty days of such Outside Director’s cessation of service as a director. The Outside Directors that are current participants in the program include Dr. Alonso, Mr. Barge, Mr. Dumont, and Mr. Guerrier.

Under the terms of the Scholastic Corporation Directors’ Deferred Compensation Plan, directors are permitted to defer 50% or 100% of their cash retainers and other fees. Deferred amounts accrue interest at a rate equal to the 30-year United States Treasury bill rate, and are paid in cash upon the later of termination from Board service or the end of the deferral period, unless paid earlier due to death, disability, change-of-control of the Company or severe financial hardship. None of the Outside Directors currently participate in such plan.

Other Equity-Based Incentive Arrangements

The ESPP and the MSPP were designed to augment the Company’s stock-based incentive programs by providing participating employees with equity opportunities intended to further align their interests with the Company and its shareholders. The purpose of the ESPP is to encourage broad-based employee stock ownership. The ESPP is offered to United States-based employees, including the Named Executive Officers. The ESPP permits participating employees to purchase, through after-tax payroll deductions, Shares at a 15% discount from the closing price of the Shares on the last business day of each calendar quarter. Mr. Mathews is the only current Named Executive Officer currently participating in the ESPP.

Under the MSPP, which was adopted in 1999 in order to provide an additional incentive for senior management, including the Named Executive Officers, to invest in Shares through the use of their cash bonuses paid under the STIP (and its predecessor, the MIP), eligible members of senior management may use such annual cash bonus payments on a tax-deferred basis to purchase RSUs in the Company at a 25% discount from the lowest closing price as reported on Nasdaq in the fiscal quarter in which the bonus is paid.

With respect to fiscal 2025, senior management participants in the MSPP were permitted to defer receipt of all or a portion of their annual cash bonus payments, which were used to acquire RSUs at a 25% discount from the lowest closing price of the underlying Shares during the fiscal quarter ended on August 31, 2022. The deferral period chosen by the participants could not be less than the three-year vesting period for the RSUs, with the first three years of deferral running concurrently with the vesting period. Upon expiration of the applicable deferral period, the RSUs would be converted into Shares on a one-to-one basis.

For fiscal 2025, one member of senior management, who is not a Named Executive Officer, received a cash bonus under the STIP and made deferrals under the MSPP.

Change-in-control

None of the MSPP, the 2021 Plan or the 2011 Plan contain provisions that automatically change the terms of any award or accelerate the vesting of any unvested RSUs or stock option upon a change-in-control. However, each of these plans has various provisions that would permit the Board committee responsible (the HRCC) for administering such plan to amend, change or terminate the plan and/or the terms of the awards made under the plan or otherwise provide for the: (i) acceleration of vesting of RSUs, (ii) acceleration of vesting of stock options and/or (iii) conversion of RSUs to stock. Accordingly the following information is being provided because the HRCC could use its authority to accelerate vesting of RSUs and stock options and convert RSUs to shares under these plans effective upon a change-in-control of the Company or similar event (such as a merger or consolidation in which the Company is not the surviving entity or the acquisition of the Company’s Shares by a single person or group).

Potential Payments upon Termination or Change of Control

Eligible members of senior management, including the executive officers, may defer receipt of all or a portion of their annual cash bonus payments, received under the MSPP or STIP through the purchase of RSUs under the MSPP. The following table describes the payment provision for RSUs under the terms of the MSPP upon termination of employment or an executive participating in the MSPP.

Status of RSU	Voluntary Termination or Termination for Cause	Involuntary Termination	Normal Retirement	Death or Disability
Vested RSUs	RSUs convert into stock.	RSUs convert into stock.	RSUs convert into stock.	RSUs convert into stock.

Status of RSU	Voluntary Termination or Termination for Cause	Involuntary Termination	Normal Retirement	Death or Disability
Unvested RSUs	RSUs are forfeited and participant receives cash equal to the lesser of the fair market value of the underlying stock or the purchase price of the unvested RSUs.	RSUs are forfeited and participant receives a partial payment in stock and cash. The amount of stock is equal to a percentage of RSUs, with the number of full years of employment since purchase as the numerator and 3 as the denominator, and the remainder is paid in cash at the lesser of the purchase price of the unvested RSUs or the fair market value of the number of shares underlying the unvested RSUs on the date of termination.	Vesting is accelerated and RSUs convert into stock. Retirement is defined as age 55 or older with 10 years employment.	Vesting is accelerated and RSUs convert into stock.

The 2021 Plan and the 2011 Plan

As described above, the Company has granted to its Named Executive Officers, a combination of stock options, PSUs and RSUs as part of its long-term compensation program.

The following table illustrates the payment provisions upon a termination of employment for stock options, RSUs and PSUs under the 2021 Plan and the 2011 Plan.

Type of equity	Voluntary Termination	Termination for Cause	Involuntary Termination	Normal Retirement	Death or Disability
Non-qualified stock options granted under the 2021 Plan and the 2011 Plan.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	All options expire as of the date of termination.	Unvested options are forfeited. Participant has 90 days to exercise vested options.	Unvested options continue to vest. Participant has 3 years from the date of retirement to exercise vested options. Retirement defined as age 55 or older and 10 years employment.	Vesting is accelerated. Participant or his or her estate has one year to exercise vested options.

Type of equity	Voluntary Termination	Termination for Cause	Involuntary Termination	Normal Retirement	Death or Disability

RSUs granted under the 2021 Plan and the 2011 Plan.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Unvested RSUs are forfeited.	Vesting is accelerated and RSUs convert into stock for all RSUs granted more than one year before the date of retirement. Retirement defined as age 55 or older and 10 years employment.	Vesting is accelerated and RSUs convert into stock.

PSUs granted under the 2021 Plan	Forfeit	Foreit	Forfeit	Full vesting based on actual performance after the 3-year period	Upon death: full vesting at target Upon disability: full vesting based on actual performance after the 3-year period.

Stock Ownership Guidelines

The HRCC adopted the Scholastic Corporation Senior Management Stock Ownership Guidelines (the “Stock Ownership Guidelines”) in 2002.

The Stock Ownership Guidelines require certain members of senior management, including the Named Executive Officers, to maintain certain specified ownership levels of the Shares, based on a multiple of annual base salary, exclusive of bonuses or other forms of special compensation.

The multiple applicable to the Chief Executive Officer is three times annual base salary and the multiple applicable to the other Named Executive Officers is two times annual base salary.

The Stock Ownership Guidelines originally provided that, with respect to each person subject to them, they would be phased in over a five year period, which was subsequently extended to six years by the HRCC.

For purposes of determining compliance with the Stock Ownership Guidelines, Shares includes all Common Stock and securities acquired through participation in any of the Company’s incentive, retirement or stock purchase plans based on the value of Shares, but excluding options to purchase Shares.

Related Party – Transaction with Executive Officer

The Company entered into a share repurchase agreement dated as of April 18, 2024 (the “Repurchase Agreement”), to purchase Shares from the Estate in a private transaction. Pursuant to the Repurchase Agreement, the Company purchased 400,000 Shares on April 18, 2024 at a price of $33.50646 per share from the Estate, representing an aggregate purchase price of $13,402,584. The price per share paid represented a 3.8% discount to the closing price of the stock ($34.83) on the date of execution of the Repurchase Agreement. Iole Lucchese, Chair of the Board of Directors of the Company and Executive Vice President, Chief Strategy Officer of the Company and President of Scholastic Entertainment, and Andrew S. Hedden, an employee of the Company, are the Preliminary Co-Executors of the Estate.

The Board of Directors (without Ms. Lucchese’s participation) reviewed and approved the transaction upon the recommendation of the Company’s Audit Committee (the “Committee”), which consists entirely of independent directors with no financial interests in the transaction. In approving the transaction, the Committee, assisted by outside counsel and an independent financial advisory firm, evaluated the transaction and considered a variety of factors including: (i) the limited amount of Shares that the Company is able to repurchase subject to the Rule 10b-18 safe harbor guidelines under its current share repurchase program; (ii) the Company’s current share repurchase goals; (iii) the Company’s available cash position; (iv) the Company’s desire to reverse the impact of dilutive issuances of Shares under its compensatory programs; (v) the ability to execute the transaction without the need for the Company to pay brokerage fees on the shares to be repurchased; and (vi) the information obtained from the independent financial adviser selected by the Committee.

The number of Shares repurchased by the Company in this transaction represented less than 1.5% of the Company’s issued and outstanding Shares and the repurchase was made from the Company’s Equity Repurchase Plan.

General

Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or Company’s most recent proxy statement, and except for the share-based compensation plans, which are described in Note 14 to the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, which descriptions are incorporated herein by reference, and the agreements described above, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

13.	Certain Legal Matters; Regulatory Approvals

We are not aware the of applicability of any antitrust laws or any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

14.	United States Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer for “U.S. Holders” or “Non-U.S. Holders” (each as defined below). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, which are subject to change, potentially with retroactive effect. This discussion is not binding on the United States Internal Revenue Service (“IRS”). We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for general information only and does not address all tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or commodities;

•	traders in securities that make mark-to-market elections with respect to their securities holdings;

•	banks or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	grantor trusts;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	“S” corporations, partnerships or other pass-through entities and investors in such entities;

•	employee benefit plans;

•	U.S. expatriates or former citizens or residents of the United States;

•	personal holding companies;

•	persons that hold or have held (directly, indirectly or constructively) more than 5% of our Shares;

•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

•	directors, employees, former employees or other persons who received our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

In addition, this discussion does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to any employee benefit plans or any alternative minimum tax. This discussion also does not address the tax considerations arising under any state, local or non-U.S. laws, or under U.S. federal estate or gift tax laws. This summary assumes that shareholders hold the Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold Shares and partners in or owners of such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

Investors are urged to consult their own tax advisors regarding the particular tax consequences to them of participating in the Offer, including the applicability and effects of U.S. federal estate or gift tax rules or the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or any applicable tax treaty.

Non-Tendering Shareholders

The Offer generally will not result in any direct U.S. federal income tax consequences to shareholders that do not tender any Shares in the Offer.

Tender of Shares by U.S. Holders Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will, depending on such U.S. Holder’s particular circumstances, be treated as either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash pursuant to the Offer if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”).

In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder actually owns as well as stock the U.S. Holder constructively owns under certain attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

An exchange of Shares for cash generally will result in a “complete termination” with respect to a U.S. Holder if either (a) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (b) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code. Generally, a U.S. Holder can only waive attribution of Shares owned by certain family members. A U.S. Holder may also satisfy the “complete termination” test if, in the same transaction, some of its Shares are exchanged for cash pursuant to the Offer and all of the remainder of its Shares are sold or otherwise transferred to a third party so that after the transaction the U.S. Holder no longer owns (actually or constructively) any Shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

An exchange of Shares for cash will generally be a “substantially disproportionate” redemption with respect to a U.S. Holder if, among other things, (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances.

If an exchange of Shares for cash fails to satisfy the “complete termination” and “substantially disproportionate” tests, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal (taking into account the constructive ownership rules above) and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. A tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased. Further, if other shareholders sell a greater percentage of their Shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may increase immediately following the Offer even if that U.S. Holder sells shares for cash pursuant to the Offer and does not (actually or constructively) acquire any other common stock of the Company, and such increase would cause the U.S. Holder not to meet any of the Section 302 tests.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced (but not below zero) by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender in the Offer and the order in which different blocks will be purchased in the event that less than all of its Shares are accepted for purchase. U.S. Holders that own separate blocks of Shares should consult their own tax advisor with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash pursuant to the Offer, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) allocable to such Shares. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder (and may be lost if the U.S. Holder does not retain any Shares after the Offer).

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, exceed 20% of the shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election). Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of Shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear.

Tender of Shares by Non-U.S. Holders Pursuant to the Offer

Sale or Exchange Treatment. Subject to the discussion below under “ —Withholding for Non-U.S. Holders,” if a Non-U.S. Holder’s sale of Shares for cash pursuant to the Offer is treated as a “sale or exchange” under the Section 302 tests described above under “Tender of Shares by U.S. Holders Pursuant to the Offer—Characterization of the Purchase—Distribution vs. Sale Treatment,” any gain realized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of the Non-U.S. Holder or (ii) the Non-U.S. Holder is a non-resident alien individual who is physically present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A Non-U.S. Holder described in clause (i) of the preceding paragraph will generally be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a rate equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits, subject to certain adjustments. A Non-U.S. Holder described in clause (ii) of the preceding paragraph will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, non-taxable return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “Tender of Shares by U.S. Holders Pursuant to the Offer — Distribution Treatment.”

Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). As discussed below under “ — Withholding for Non-U.S. Holders,” all payments made pursuant to the Offer to Non-U.S. Holders may be presumed to be dividends for withholding purposes. A Non-U.S. Holder who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a U.S. trade or business must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and such holder’s qualification for the reduced rate. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Any amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) generally are not subject to U.S. federal withholding tax. Instead, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends in the same manner applicable to U.S. Holders, described above. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on any effectively connected earnings and profits, subject to certain adjustments. To claim the exemption from withholding for income that is effectively connected with a U.S. trade or business, the Non-U.S. Holder must furnish to the applicable withholding agent a properly executed IRS Form W-8ECI (or applicable successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and includible in the Non-U.S. Holder’s gross income.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear and fact-dependent whether the cash received by a particular Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat any such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Tender of Shares by U.S. Holders Pursuant to the Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

FATCA

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met or an exemption applies. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

Backup Withholding and Information Reporting

Payments made to shareholders in the Offer may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup U.S. federal income tax withholding, each shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide to the Depositary or applicable withholding agent certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit to the applicable withholding agent a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s non-U.S. status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. Backup withholding generally will not apply to amounts paid to Non-U.S. Holders that are subject to the U.S. federal withholding tax discussed above under “Tender of Shares by Non-U.S. Holders Pursuant to the Offer— Withholding for Non-U.S. Holders.”

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

Tax Considerations for Participants in the Company’s 401(k) Savings and Retirement Plan

Special tax consequences may apply with respect to Shares tendered through the Scholastic Corporation 401(k) Savings and Retirement Plan. Please refer to the letter that will be sent to plan participants from the plan trustee for a discussion of the tax consequences applicable to Shares held pursuant to this plan.

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, at the end of the day, New York City time.

In accordance with the rules of the SEC, if more than $200 million in aggregate purchase price of Shares is tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

16.	Fees and Expenses

We have retained J.P. Morgan Securities LLC to act as Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of its customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A., to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 6 in the Letter of Transmittal.

We are subject to the 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations. The amount of the excise tax that will apply to us is generally 1% of the fair market value of any Shares repurchased during the taxable year (including Shares repurchased pursuant to the Offer), as reduced, generally, by the fair market value of any new stock issued during the same taxable year. The excise tax will not apply to a repurchase of Shares that is treated as a dividend for U.S. federal income tax purposes. Whether a repurchase of Shares from a holder is treated as a dividend for U.S. federal income tax purposes will depend upon such holder’s particular circumstances. See Section 14. However, U.S. Treasury regulations addressing the excise tax contain a rebuttable presumption that any stock repurchase is not treated as a dividend.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering Shares or as to any price at which you may tender Shares.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Scholastic Corporation

March 23, 2026

SCHEDULE 1

DIRECTORS AND EXECUTIVE OFFICERS OF SCHOLASTIC CORPORATION

The following table sets forth the names and positions of the directors and executive officers of Scholastic Corporation. The address of each of our directors and executive officers is care of Scholastic Corporation, 557 Broadway, New York, NY 10012 (telephone number: (212) 343-6100).

Name	Position(s)

Peter Warwick	President and Chief Executive Officer and Director

Haji Glover	Executive Vice President and Chief Financial Officer

Chris Lick	Executive Vice President, General Counsel and Secretary

Iole Lucchese	Chair of the Board of Directors, Executive Vice President, Chief Strategy Officer and President, Scholastic Entertainment

Sasha Quinton	Executive Vice President and President, Children’s Book Group

Jeffrey Mathews	Executive Vice President, Chief Growth Officer and President, Education Solutions

Milena Alberti	Director

Andrés Alonso	Director

James W. Barge	Director

Robert Dumont	Director

Alix Guerrier	Director

Kaya Henderson	Director

Linda Li	Director

Verdell Walker	Director

Anne Clarke Wolff	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Trust Company, N.A

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:

Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, Banks and Brokers

Call Toll Free:

(866) 539-9980

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

270 Park Avenue

New York, New York 10017

Call Toll Free: 1 (877) 371-5947